Exhibit 99.1

Company Contact:		Investor Relations:

Richard Garr, President	(301) 366-4960	ICR, Inc.
Media Contact:		Ina McGuinness (310) 954-1100
Planet Communications
Deanne Eagle	(917) 837-5866

For Immediate Release

NEURALSTEM’S ALS TRIAL ON CLINICAL HOLD

Rockville, MD, February 20, 2009 — Neuralstem, Inc. (NYSE Alternext US: CUR) announced today its spinal cord stem cell trial to treat ALS is on clinical hold and that the Federal Drug Administration (FDA) has provided the Company with specific comments, questions and recommendations for modifications to its protocol.

“The FDA has presented us with their review of our entire Investigational New Drug (IND) application,” said Richard Garr, Neuralstem’s President & CEO.  “They have asked for some additional information regarding our product manufacturing process and pre-clinical studies, as well as our novel clinical delivery injection device and technique. The Company believes that it can provide this information in an expeditious manner.”

“The Agency has also requested various modifications to the protocol and eligibility criteria for patients in the trial, as well as slight changes to the timing of the surgeries,” Mr. Garr continued. “We are evaluating these changes and will respond accordingly. The Agency had extensive ‘non hold’ comments, requests for information, and recommendations. These primarily concerned issues that will need to be addressed for final product manufacturing and testing. We are appreciative of their work in this area.”

“Over all we believe the Agency’s comments and recommendations are extremely helpful,” Garr concluded. “We are evaluating them carefully, and expect to reach agreement with the Agency on all matters so that the trial can be approved and move forward.”

About Neuralstem

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS).

CREATING CURES FROM THE FRONTIER OF NEUROBIOLOGY

9700 Great Seneca Highway Rockville, MD 20855 301-366-4960 FAX 240-453-6208

In pre-clinical work, the company's cells have extended the life of rats with ALS (Lou Gehrig's disease) as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers, and also reversed paralysis in rats with Ischemic Spastic Paraplegia, as reported in NEUROSCIENCE on June 29, 2007, in collaboration with researchers at University of California San Diego.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10- KSB for the year ended December 31, 2007 and the quarterly report on form 10-Q for the period ended September 30, 2008.

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